Exhibit 10.23
UL INC. LONG-TERM INCENTIVE PLAN
AMENDMENT TO
2018 EXECUTIVE AWARD AGREEMENT
(CASH SETTLED APPRECIATION RIGHTS)
UL Inc. (the “Company”) hereby amends the Agreement memorializing the 2018 grant to the employee referenced in the electronic grant statement (“Executive”), pursuant to Section 2.1 of the UL Inc. Long-Term Incentive Plan (as amended and restated effective January 1, 2018) (the “2018 Plan”), of an Award of CSARs (the “2018 Award”), effective as of the date of acceptance by the Executive pursuant to Section 1 hereof (the “Amendment”). In accordance with IRS Notice 2010-6, this Amendment is intended to align the 2018 Plan and the Agreement with the requirements of Section 409A of the Code, insofar as they apply to the 2018 Award. Capitalized terms not defined herein have the respective meanings specified in the Agreement and, to the extent not defined in therein, the 2018 Plan.
1.Contingency on Acceptance. This Amendment must be electronically accepted by the Executive on or before March 31, 2021. If the Executive fails to accept this Amendment by such date, this Amendment shall be null and void, and neither the Company nor its Affiliates shall be responsible for any taxes, penalties or interest to which the Executive may become subject as a result thereof (including, but not limited to, under Section 409A of the Code).
2.Automatic Exercise.
(a)Notwithstanding any provision of the Agreement or the 2018 Plan to the contrary, the 2018 Award shall be automatically exercised as of April 1, 2021, to the extent vested in accordance with Section 2.1 of the Agreement on such date. The unvested portion of the 2018 Award, if any, shall be forfeited on such date and be unexercisable thereafter. The Executive’s acceptance of this Amendment shall constitute electronic notice to the Committee of the exercise of his or her vested 2018 Award.
(b)As soon as practicable after April 1, 2021 (but in no event later than December 31, 2021), the Employer shall make a cash payment to the Executive in an amount equal to the excess of the Fair Market Value of one share of Phantom Stock as of the Exercise Date, over the Base Price per share set forth on the Executive’s electronic grant statement, multiplied by the number of CSARs under the 2018 Award (reduced by the amount of all taxes required by law to be withheld with respect to such CSARs in accordance with Section 2.6 of the Agreement).
(c)Notwithstanding any provision of the Agreement or the 2018 Plan to the contrary, CSARs settled pursuant to Section 2(b) shall count towards the Exercise Limit for the 2021 calendar year. If, as of April 1, 2021, it is expected, or could be reasonably expected, that the Exercise Limit will or may be exceeded for the 2021 calendar year, the CSARs settled pursuant to Section 2(b) shall precede all other Awards that are otherwise scheduled to be exercised automatically pursuant to an Agreement (other than CSAR Awards under the 2018

Plan that are also subject to this form of Amendment) in the hierarchy for permitted exercises and settlements against the Exercise Limit, as in effect under the Plan from time to time.
(d)Section 2.4 of the Agreement is hereby superseded.
3.Integration. This Amendment shall be deemed integrated into the Agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Amendment. In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall prevail. Except as provided herein, all other terms and conditions of the 2018 Plan, as in effect on the Award Date, and the Agreement not revised, modified or amended by this Amendment shall remain unchanged and continue in full force and effect (including, for avoidance of doubt, Sections 4.10 and 4.13 of the 2018 Plan and Sections 2.3, 3.6 and 3.8 of the Agreement).
4.Sufficient Consideration. The alignment of the 2018 Plan document and Agreement with the requirements of Section 409A of the Code, as referenced in the introductory paragraph hereof, effected by this Amendment constitutes good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive’s acceptance of the this Amendment.
5.U.S. Taxpayer. Notwithstanding Section 3.7 of the Agreement, by accepting this Amendment, the Executive acknowledges that he or she is subject to the income tax laws of the United States, including, but not limited to, Section 409A of the Code. Neither the Company nor its Affiliates shall be responsible for any taxes, penalties or interest under the laws of a country or jurisdiction outside the United States to which the Executive may become subject as a result of the acceptance of this Agreement.